Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2026, by and among (i) Aperture Sponsor LLC, a Delaware limited liability company (“Sponsor”), (ii) Aperture AC, a Cayman Islands exempted company (“SPAC”), and (iii) Atlantic HPC Group Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Business Combination Agreement, by and among SPAC, the Company and AP Ocean Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of SPAC (“Merger Sub”), among other parties thereto, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”).

WHEREAS, as of the date hereof, Sponsor owns 3,772,603 SPAC Class B Ordinary Shares (the “Founder Shares” and, together with the SPAC Ordinary Shares included in the SPAC Units (as defined below) owned by Sponsor and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”) and 223,000 private placement units of SPAC (the “SPAC Units”);

WHEREAS, in connection with the IPO, the officers and directors of SPAC (each, an “Insider” and collectively, the “Insiders”) together with the Sponsor and SPAC entered into a letter agreement dated May 20, 2026, as amended on or about the date hereof (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SPAC Ordinary Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Founder Shares or SPAC Units (although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Class A Ordinary Shares sold in the IPO as part of the SPAC Public Units), (iii) vote any SPAC Ordinary Shares owned by Sponsor or such Insider in favor of an initial business combination for which SPAC seeks approval and (iv) certain transfer restrictions with respect to the Founder Shares and SPAC Units;

WHEREAS, Article 17.3 of SPAC’s Amended and Restated Memorandum and Articles of Incorporation (as amended, the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment pursuant to Article 17.4 of the SPAC Charter if additional SPAC Class A Ordinary Shares or equity-linked securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, pursuant to the Business Combination Agreement, upon consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”), among other matters, (a) SPAC will continue out of the Cayman Islands and become domesticated as a corporation in the state of Delaware (the “Domestication”), and (b) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving such merger as a wholly-owned subsidiary of SPAC and as a result of which all of the issued and outstanding capital stock of the Company as of immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive shares of SPAC Common Stock, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable law;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the Interim Period, for the benefit of the Company, (i) Sponsor agrees that it will fully comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter in all material respects, and shall (A) cause all of the SPAC Ordinary Shares owned by it to be counted as present at the SPAC Extraordinary General Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote all of the SPAC Ordinary Shares owned by it in favor of the Transactions, including each of the SPAC Shareholder Approval Matters and, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the SPAC Shareholder Approval Matters or to allow reasonable time for the SPAC Board to accept reversals of elections to redeem SPAC Class A Ordinary Shares by the SPAC shareholders, the adjournment of the SPAC Extraordinary General Meeting, (C) waive any redemption rights that it may have in connection with the closing (the “Closing”) of the Transactions with respect to any SPAC Class A Ordinary Shares owned by it and (D) fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares and SPAC Units, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the transferee (the “Permitted Transferee”) must enter into a written agreement with the Company and SPAC agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii) each of the SPAC and Sponsor agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Ordinary Shares, solely in connection with, and subject to and conditioned upon, the Closing, waives any adjustment pursuant to the Anti-Dilution Right, and agrees that, upon the Closing, the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares at the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Business Combination Agreement is validly terminated in accordance with its terms. All other terms in the SPAC Charter related to the SPAC Class B Ordinary Shares shall remain in full force and effect, except as contemplated by the Business Combination Agreement or the Ancillary Documents.

3. Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s membership unit holders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting or relating to the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Consent of, or other action by or in respect of or any Governmental Authority on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Organizational Documents in any material respect, (B) conflict with or violate any Law, Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares and SPAC Units, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and SPAC Units and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Contracts with SPAC. Except for (a) the Contracts disclosed in the SPAC Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

(e) No Inconsistent Agreements. Sponsor hereby covenants and agrees that, except for this Agreement and the Insider Letter, Sponsor (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Sponsor Shares or SPAC Units, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Sponsor Shares or SPAC Units and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor from performing any of its material obligations under this Agreement.

4. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the Business Combination Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the transactions contemplated by the Business Combination Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Business Combination Agreement.

5. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Aperture AC 835 Wilshire Blvd. 5th Floor Los Angeles, CA 90017 Attn: Calvin Kung Telephone No.: 424 253 0908 Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105, U.S.A.

Attn: Barry I. Grossman, Esq.;

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email:

If to the Sponsor, to: Aperture Sponsor LLC 835 Wilshire Blvd. 5th Floor Los Angeles, CA 90017 Attn: Calvin Kung Telephone No.: 424 253 0908 Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105, U.S.A.

Attn: Barry I. Grossman, Esq.;

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email:

If to the Company, to: Atlantic HPC Group Inc. 25 Edelman, Suite 200 Irvine, CA 92618 Attn: Benson Liu, Chief Financial Officer Email:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.
Sally Yin, Esq.

Telephone No.: (212) 530-2206
Email: yli@htflawyers.com sally.yin@htflawyers.com

If to SPAC after the Closing, to: Atlantic HPC Corp 25 Edelman, Suite 200 Irvine, CA 92618 Attn: Benson Liu, Chief Financial Officer Email:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.
Sally Yin, Esq.

Telephone No.: (212) 530-2206
Email: yli@htflawyers.com sally.yin@htflawyers.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the Business Combination Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof; provided, that the internal corporate and constitutional matters of SPAC prior to the Domestication shall be governed by the Laws of the Cayman Islands. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (or, in each case, any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5(b). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Sponsor Shares or SPAC Units to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such Transfer (as defined in the Insider Letter), transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee, who shall be required to agree in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 5(i) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(j) Costs and Expenses. Subject to Section 7.3 of the Business Combination Agreement, each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(k) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 5(k).

(l) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include SPAC and Persons directly or indirectly controlled by SPAC, and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future stockholders of SPAC (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(q) New Shares. In the event that, during the Interim Period (i) any SPAC Ordinary Shares, or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the SPAC Units pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or other equity securities of SPAC owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or SPAC Units, as applicable, or (ii) Sponsor (A) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement, or (B) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Ordinary Shares or other equity securities, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of Section 1 of this Agreement to the same extent as if they constituted the Sponsor Shares or SPAC Units owned by the Sponsor as of the date hereof.

(r) Publicity. Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and SPAC. Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC or any national securities exchange, or in the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of the Sponsor Shares and SPAC Units and the nature of Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

APERTURE AC

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Chief Executive Officer

Sponsor:

Aperture SPONSOR LLC

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Managing Member

The Company:

Atlantic HPC Group Inc.

By:	/s/ Jacqueline Jiang
Name:	Jacqueline Jiang
Title:	Chief Executive Officer

Exhibit C

Form of Lock-Up Agreement

Attached

C-1